                                                                    EXHIBIT 99.1

prosofttraining(TM)                      Contact: Jim Stapleton
                                                  Investor Relations
                                                  ProsoftTraining
                                                  512-225-6792
                                                  jstapleton@prosofttraining.com

             ProsoftTraining Provides Update on Fiscal Third Quarter

     Austin, Texas - April 18, 2002 - ProsoftTraining (Nasdaq: POSO) announced today it expects revenue for the third fiscal quarter ending April 30, 2002 to be equivalent to or slightly lower than the prior quarter's results, below its earlier expectation of sequential quarterly growth. Continuing softness in corporate spending on employee training has resulted in lower-than-expected content revenue during the first two months of the quarter.

     "Consistent with other companies in our industry, our consolidated revenue has not increased over the past two months, as we expected to occur following a very strong January," said Jerrell M. Baird, Chairman and CEO of ProsoftTraining. "We remain confident in the overall direction of our business and the current structure of our operations. We believe our cash position remains adequate to support ongoing operations, as the changes we instituted in the organization over the past year have enabled us to withstand the current difficult environment and remain well-positioned to capitalize upon future opportunities."

     Baird continued, "We are encouraged that our business has not weakened materially relative to the prior quarter, although we are clearly disappointed with the absence of expected growth in the current period. We continue to believe that revenue growth is forthcoming given the long-term outlook for technology education and certification and its continuing evolution into the academic arena."

     The company will release its results for the third quarter ended April 30, 2002 on June 5, 2002. A discussion of the quarterly results and the outlook for the fourth quarter of fiscal 2002 will be provided after the third-quarter release.


This press release contains forward-looking information relating to revenue and the demand for and success of our products. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Risk factors that could cause actual results to differ from those contained in these forward-looking statements include but are not limited to risks associated with business and economic conditions, a continued lack of growth in information technology training which would materially affect demand for our products and resulting revenue, continued softness or a reduction in corporate spending on training, the failure to accurately predict revenue of the Company, the continued ability to maintain a positive cash position, the inability to access external capital if required, the inability to increase market share, and the impact of competition and downward pricing pressure. Readers are further cautioned that there may be no correlation between revenues and profits for the company. Additional risk factors include the Company's ability to attract and retain key management and other personnel, and the other risks and uncertainties outlined in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.